News Release	For Immediate Release

Contact: Jeff Laudin	April 22, 2014
Phone: 402-963-1158
Fax: 402-963-1198

Valmont Announces First Quarter 2014 Results

Highlights:

•	Quarterly diluted earnings per-share were $2.08, or $2.20 before accounting for the fair value adjustment of Delta EMD shares on the Johannesburg Stock Exchange (see table on last page).

•	The March 3, 2014 acquisition of DS-SM, a Danish manufacturer of engineered steel structures, contributed $17.3 million in sales and $1.9 million of operating income.

•	Irrigation Segment operating income declined over 20% as a result of lower North American sales. Sales and profitability improved in international markets.

•	Utility Support Structures Segment operating income declined nearly 30% as a result of pricing pressure in North America and reduced volumes, primarily in international markets.

Omaha, NE - Valmont Industries, Inc. (NYSE: VMI), a leading global provider of engineered products and services for infrastructure and mechanized irrigation equipment for agriculture, reported first quarter sales of $751.7 million compared with $819.6 million for the same period of 2013. First quarter 2014 operating income was $98.8 million versus $118.2 million in 2013. First quarter diluted earnings per share were $2.08 compared with $2.89 in 2013.

First Quarter Review:

“In contrast to last year’s exceptional irrigation results driven by high farm income, this year’s significantly lower crop commodity prices and a projected decline in North American farm income led to a reduction in irrigation equipment sales,” said Mogens C. Bay, Valmont’s Chairman and Chief Executive Officer.

“Lower sales in the Utility Support Structures Segment were the result of pricing pressure, slightly lower volumes due to harsh winter weather in North America and a significant decline in international projects.

“In the Engineered Infrastructure Products Segment, a slowdown in mining activity in Australia, plus weather disruptions in North American markets, were more than offset by the Valmont-SM acquisition.

“Weaker markets in Australia led to a decline in Coatings Segment sales.

“Operating income was significantly lower in the Irrigation and Utility Support Structures Segments and was slightly higher in both the Coatings and Engineered Infrastructure Products Segments.”

First Quarter Segment Review:

Utility Support Structures Segment (27% of 1st Quarter Sales)
Steel and concrete structures for the global electric utility industry.

Global sales of $214.7 million were 10% lower than 2013. In North American markets, harsher winter weather conditions than last year and a more competitive pricing environment contributed to the revenue decline. A reduction in project activity led to a decline in international sales, which last year made a significant contribution to first quarter results.

Operating income declined 29% to $32.8 million, which represents 15.3% of segment sales. Reduced volumes plus unfavorable pricing and sales mix led to a reduction in operating income.

Our outlook for the Utility Support Structures Segment for the year is for increased volumes, flat revenue and reduced profitability due to a less favorable pricing environment.

Our long-term demand outlook remains positive. Utilities are responding to the need to improve reliability and increase the interconnectivity of regional transmission grids with a number of large projects on the drawing board for 2015 and 2016. We expect additional demand to result from new renewable energy sources coming on stream. Coupled with a regulatory environment supportive of growth, these factors indicate strong, long-term market conditions.

Irrigation Segment (27% of 1st Quarter Sales)
Center pivot and linear move mechanized irrigation equipment and parts for agriculture in global markets.

Sales of $212.7 million were 13% below last year’s record levels. International sales increased while North American sales declined.

Increased ending inventories of crops after the 2013 harvest caused downward pressure on commodity prices. We believe in light of an expected decline in 2014 net farm income, North American farmers reduced purchases of mechanized irrigation equipment. The first quarter selling season unfolded in a more typical seasonal pattern, resulting in solid volumes, however below the exceptional first quarter levels of 2013.

The increase in international sales was broad-based, reflecting improved market demand and the Company’s sales initiatives in support of growth.

Operating income was 21% lower than last year at $43.1 million. International profitability improved, however the decline in operating income dollars was a consequence of lower North American volumes and associated operating deleverage. Despite the lower sales, the quality of operating income was high at 20.3% of sales due to effective operational management.

Engineered Infrastructure Products Segment (29% of 1st Quarter Sales)
Lighting, traffic and highway safety products, wireless communication structures and components, industrial gratings, access systems and wind energy and oil and gas exploration applications in global markets.

First quarter sales were $228.5 million, a 2% increase from last year. The March 3, acquisition of Valmont-SM contributed $17.3 million to quarterly sales and more than offset negative foreign exchange translation effects and a decline in intercompany sales to Valmont’s utility division.

In North American markets, increased U.S. lighting and traffic sales offset declines in Canada. Sales of lighting and traffic structures in Europe were comparable to last year. A reduction in Australian mining activity reduced demand for lighting, and engineered access systems. Sales of wireless communication products were flat in North American markets, but higher in China.

Operating income at $13.7 million rose 8% from 5.7% to 6.0% of segment sales. Valmont-SM contributed $1.9 million to operating income.

Coatings Segment (10% of 1st Quarter Sales)

Hot-dip galvanizing, and other coatings to protect against corrosion of steel and aluminum in global markets.

Sales of $82.2 million were 8% below last year, with most of the decline due to the impact of lower manufacturing and mining activity in Australia. Operating income was slightly higher despite lower sales, primarily due to improved operations in North America and Asia and the benefits of a capacity reduction made in Australia in 2013.

2014 Outlook:

“We currently expect a slight increase in 2014 sales for the Company,” Mr. Bay said. Included in this outlook is the contribution of the Valmont-SM acquisition, expectations for sales gains in other product lines within the Engineered Infrastructure Products Segment, and that segment profitability should continue to show improvement over last year. Our outlook for the Utility Support Structures Segment is for increased volumes, flat revenues and reduced profitability. We expect Coatings Segment sales and profitability to be in line with last year. Our outlook for the Irrigation Segment is for second quarter sales and profitability to be significantly lower and second half irrigation sales and profitability to be flat with last year. In summary, our current earnings outlook is for diluted earnings for the year in a range of $10.00 to $10.50 per share.”

An audio discussion of Valmont’s first quarter results by Mogens C. Bay, Chairman and Chief Executive Officer and Mark C. Jaksich, Executive Vice President and Chief Financial Officer, will be available live by telephone by dialing 1-877-493-2981 and entering Conference ID#: 50577343 or via the Internet at 8:00 a.m. CDT April 23, 2014, by pointing browsers to: http://www.valmont.com/page.aspx?id=445&pid=21 After the event you may listen by accessing the above link or by telephone. Dial 1-855-859-2056 or 404-537-3406, and enter the Conference ID#: 50577343 beginning April 23, 2014 at 10:00 a.m. CDT through 12:00 p.m. CDT on April 30, 2014.

Valmont is a global leader in designing and manufacturing poles, towers and structures for lighting and traffic, wireless communication and utility markets, industrial access systems, highway safety barriers and a provider of protective coating services. Valmont also leads the world in mechanized irrigation equipment for agriculture, enhancing food production while conserving and protecting natural water resources. In addition, Valmont produces a wide variety of tubing for commercial and industrial applications.

This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on assumptions that management has made in light of experience in the industries in which Valmont operates, as well as management’s perceptions of historical trends, current conditions, expected future developments and other factors believed to be appropriate under the circumstances. As you read and consider this release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond Valmont’s control) and assumptions. Although management believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect Valmont’s actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. These factors include among other things, risk factors described from time to time in Valmont’s reports to the Securities and Exchange Commission, as well as future economic and market circumstances, industry conditions, company performance and financial results, operating efficiencies, availability and price of raw material, availability and market acceptance of new products, product pricing, domestic and international competitive environments, and actions and policy changes of domestic and foreign governments. The Company cautions that any forward-looking statement included in this press release is made as of the date of this press release and the Company does not undertake to update any forward-looking statement.

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Dollars in thousands, except per share amounts)
(unaudited)

	First Quarter 13 Weeks Ended
	29-Mar-14	30-Mar-13
Net sales	$ 751,740	$ 819,630
Cost of sales	544,758	584,261
Gross profit	206,982	235,369
Selling, general and administrative expenses	108,134	117,179
Operating income	98,848	118,190
Other income (expense):
Interest expense	(8,197)	(8,190)
Interest income	1,739	1,353
Unrealized loss in investment	(3,386)	-
Other	(2,426)	1,556
	(12,270)	(5,281)
Earnings before income taxes and equity in
earnings of nonconsolidated subsidiaries	86,578	112,909
Income tax expense	30,015	34,973
Earnings before equity in earnings of
nonconsolidated subsidiaries	56,563	77,936
Equity in earnings of nonconsolidated subsidiaries	-	204
Net earnings	56,563	78,140
Less: Earnings attributable to non-controlling interests	(583)	(571)
Net earnings attributable to Valmont Industries, Inc.	$ 55,980	$ 77,569

Average shares outstanding (000's) - Basic	26,715	26,583
Earnings per share - Basic	$ 2.10	$ 2.92

Average shares outstanding (000's) - Diluted	26,950	26,859
Earnings per share - Diluted	$ 2.08	$ 2.89

Cash dividends per share	$ 0.250	$ 0.225

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
SUMMARY OPERATING RESULTS
(Dollars in thousands)
(unaudited)

	First Quarter 13 Weeks Ended

	29-Mar-14	30-Mar-13
Sales
Engineered Infrastructure Products	$ 228,462	$ 223,670
Utility Support Structures	214,727	239,638
Coatings	82,171	89,245
Irrigation	212,733	244,707
Other	58,602	77,869
Total	796,695	875,129

Intersegment sales
Engineered Infrastructure Products	(19,565)	(29,452)
Utility Support Structures	(495)	(411)
Coatings	(14,953)	(14,330)
Irrigation	(9)	-
Other	(9,933)	(11,306)
Total	(44,955)	(55,499)

Net sales
Engineered Infrastructure Products	208,897	194,218
Utility Support Structures	214,232	239,227
Coatings	67,218	74,915
Irrigation	212,724	244,707
Other	48,669	66,563
Total	$ 751,740	$ 819,630

Operating Income
Engineered Infrastructure Products	$ 13,709	$ 12,734
Utility Support Structures	32,757	46,155
Coatings	13,886	13,420
Irrigation	43,146	54,559
Other	8,550	10,787
Corporate	(13,200)	(19,465)
Total	$ 98,848	$ 118,190

Valmont has aggregated its business segments into four reportable segments as follows:

Engineered Infrastructure Products: This segment consists of the manufacture of engineered metal structures and components for global lighting and traffic, wireless communication, roadway safety, access systems and wind energy and oil and gas exploration applications.

Utility Support Structures: This segment consists of the manufacture of engineered steel and concrete structures for the global utility industry.

Coatings: This segment consists of global galvanizing, painting and anodizing services.

Irrigation: This segment consists of the manufacture of agricultural irrigation equipment and related parts and services worldwide.

In addition to these four reportable segments, Valmont also has other businesses that individually are not more than 10% of consolidated net sales. These businesses, which include the manufacture of forged steel grinding media, tubular products, electrolytic manganese dioxide and industrial fasteners, are reported in the "Other" category.

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(unaudited)

	29-Mar-14	30-Mar-13
ASSETS
Current assets:
Cash and cash equivalents	$ 488,195	$ 419,996
Accounts receivable, net	529,693	503,933
Inventories	424,825	451,257
Prepaid expenses	57,913	33,555
Refundable and deferred income taxes	57,935	61,745
Total current assets	1,558,561	1,470,486
Property, plant and equipment, net	612,203	534,350
Goodwill and other assets	715,102	612,408
	$ 2,885,866	$ 2,617,244

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current installments of long-term debt	$ 188	$ 189
Notes payable to banks	14,860	13,324
Accounts payable	234,218	211,572
Accrued expenses	177,437	163,616
Income taxes payable	9,967	16,061
Dividend payable	6,721	6,020
Total current liabilities	443,391	410,782
Long-term debt, excluding current installments	479,141	472,249
Other long-term liabilities	343,531	270,288
Shareholders' equity	1,619,803	1,463,925
	$ 2,885,866	$ 2,617,244

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
SUMMARY OF EFFECT OF SIGNIFICANT NON-RECURRING ITEMS ON REPORTED RESULTS
REGULATION G RECONCILIATION
(Dollars in thousands, except per share amounts)
(unaudited)

The schedule below relates to the non-cash after-tax loss associated with adjusting the fair value of Delta EMD Pty. Ltd (Delta EMD) shares owned to its quoted market price on March 29, 2014. Earnings per share for each item are calculated separately. Therefore, due to rounding, the sum of earnings per share amounts for each item below may not agree with the total.

	Quarter ended March 29, 2014	Diluted earnings per share
Net earnings attributable to Valmont Industries, Inc. - as reported	$ 55,980	$ 2.08

Fair market value adjustment, Delta EMD - after-tax	3,386	0.13

Net earnings attributable to Valmont Industries, Inc. - Adjusted	$ 59,366	$ 2.20